Exhibit 10.4

Agreement

Party A: Logic Express Ltd.
Party B: Shandong Biological Products Research Institute
Party C: Shandong Taibang Biological Products Co., Ltd.

The above three Parties agree that Party A entrusts Party C for investment in Xi'an Huitian Blood Products Co., Ltd. ("Huitian"). According to the principles of good faith, equality and mutual benefits, equivalence and voluntariness, after full consultation the three Parties agree as follows in regards to relevant issues:

1.

Party A entrusts Party C to invest in Huitian (i.e. to acquire 35% of the equity interest in Huitian). All the investment capital involved in this acquisition shall be procured by Party A on its own, while actual acquisition procedures shall be performed in the name of Party C.

2.

After commencement of acquisition, Party A shall responsible for handling all the investment in Huitian and its daily operation and management; all the incurred costs, fees, liabilities, losses, rights and profits, and all the human resources, assets and properties involved by Huitian shall be borne or enjoyed by Party A. Party C shall perform relevant tasks according to Party A's instruction. Without consent of Party A, Party C shall not exercise any right of management or investment return in Huitian.

3.

Party A provide security interests to Party C with all its equity interest Party A holds in Party C for any possible losses caused by such entrusted investment. The amount of such losses shall be based on the appraisal results produced by an appraiser chosen by all three Parties. In the event that such entrusted investment has caused losses to Party C, Party A shall reimburse Party C immediately in cash. In case Party A fails to reimburse Party C in time, Party C is entitled to dispose of the equity interest which Party A holds in Party C in the amount of respective loss and claim for the costs incurred for disposal of such equity interest. The equivalent value of the equity interests shall be based on the appraisal results produced by the appraiser chosen by both Parties.

4.

If Party A intends to make available to Huitian any resource of Party C, Party A shall obtain consent of Party B to such provision.

5.

Party A shall pay Party C RMB 120,000 each year as entrustment consideration so as to enable Party C to conduct relevant business.

6.

When the conditions are mature, Party A shall transfer the equity interest which Party C holds in Huitian to Party A or other affiliated companies of Party A as soon as possible, for which Party C shall unconditionally cooperate.

7.

Party A may lawfully use dividends distributed to it from Party C to pay the investment capital. If Party A needs to borrow from Party C, it shall have consent of Party B and pay interests according to benchmark interest rates for bank loans for the same period. In case Party A owes any arrearages to Party C, dividends distributed to Party A from Huitian and any price paid for equity transfers shall be applied on a priority basis to repay Party C.

8.

This conclusion, validity, interpretation, implementation, enforcement, amendment and termination shall be governed by PRC law. Any disputes arising from the performance of this Agreement shall be resolved according to the means of disputes resolution specified in the joint venture contract of Shandong Taibang Biological Products Co., Ltd.

9.

This Agreement is made in three original sets. Each Party shall hold one original set.

Party A: Logic Express Ltd. (with seal attached)
 /s/ Signature of representative

Party B: Seal Shandong Biological Products Research Institute (with seal attached)
/s/ Signature of representative

Party C: Seal Shandong Taibang Biological Products Co., Ltd (with seal attached)

Date of Execution: September 12, 2008.